Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of February          , 2004 (the “Effective Date”) between Weider Nutrition Group, Inc., a Utah corporation (the “Company”), and Gustin Foods, LLC, a California limited liability company (“Consultant”).

RECITALS

A.            The Company is in the business of developing, manufacturing, marketing and selling branded and private label dietary supplements and nutrition products, including joint care products containing glucosamine and/or chondroitin and other related products.

B.            Consultant has experience and expertise in developing, marketing and selling branded nutrition and food products.

C.            The Company desires to retain the services of Consultant and Consultant desires to provide consulting services to the Company, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and Consultant hereby agree as follows:

1.                                       Retention as Consultant; Consultant Services.

a.             Subject to the terms and conditions contained in this Agreement, the Company hereby engages Consultant and Consultant hereby agrees to perform consulting services for the Company during the Term (as defined herein) of this Agreement relating to the Company’s development, marketing and selling of products under the Company’s Schiff Specialty Unit (the “Business”).  The consulting services will focus on improving sales and profitability from growth initiatives for the Business (e.g., new products and product lines, positioning/repositioning existing products and product lines, etc.) consistent with the Company’s development imperatives.

b.             Consultant is and shall be an independent contractor which, subject to the terms hereof, shall have sole control of the manner and means of performing its obligations under this Agreement.  The Consultant shall not have, nor shall the Consultant claim, suggest or imply that the Consultant has, any right, power or authority to enter into any contract or obligation on behalf of, or binding upon, the Company or any of its representatives, unless such right, power or authority is expressly granted to Consultant by the Company in writing.  The Consultant shall not represent himself as having any employment position with the Company.

c.             Consultant will analyze and assess the Business for growth potential and identify growth initiatives and development ideas (collectively, “Development Concepts”) for presentation and discussion with the Chairman, Chief Executive Officer and appropriate executive management.  The summary of each Development Concept will include any potential Royalty Products that could result from the Development Concept and whether such Royalty Products would be Existing Royalty Products or New Royalty Products (as described in Section 2).

d.             Those Development Concepts which are determined by the Company and Consultant to be viable options for the Company to pursue (the “Approved Development Concepts”) will be listed and summarized in the Approved Development Concept List.  The summary for each Approved Development Concept will include the date of approval (the “Development Concept Approval Date”), description of the Approved Development Concept, any potential Royalty Products that could result from the Approved Development Concept and whether such Royalty Products would be Existing Royalty Products or New Royalty Products.

e.             The Company and Consultant will review the Approved Development Concepts to determine which Approved Development Concepts the Company will pursue.  Those Approved Development Concepts to be pursued by the Company (the “Development Projects”) will be summarized in writing and listed in the Development Project Summary.  To the extent a Development Project includes a Royalty Product, the Royalty Product will be added to the written Royalty Product list at that time, either as an Existing Royalty Product or a New Royalty Product.

f.              Consultant will have direct responsibility for the design, development, implementation and execution of the Development Projects.  Consultant’s responsibilities for a Development Project will include, among other matters, overseeing and managing design and development plans, marketing and sales plans (including pricing, volumes, promotional activity, account and class of trade focus, etc.), budget and financial analysis, implementation strategies, and execution follow-up.  Consultant will recommend and oversee marketing resources to work on the Development Projects (e.g. market research, advertising agencies, design agencies, packaging, etc.).  Subject to the approval of the Chief Executive Officer, Consultant may hire appropriate outside resources to work on the Development Projects.

g.             Consultant agrees to devote its best and most diligent efforts, including the requisite business time and resources, to the performance of its duties under this Agreement.  Consultant may perform consulting services outside of the Company’s offices, but will generally maintain a weekly presence in the Company’s offices.  Consultant will be available to attend meetings and report on its activities at reasonable times upon reasonable request.  General direction and oversight will be provided to Consultant by, and Consultant will report to, the Company’s Chief Executive Officer.

h.             In conjunction with the execution of this Agreement, Mr. David Gustin, a principal of Consultant, will resign from the Company’s Board of Directors.  Mr. Gustin agrees to be available to attend future meetings of the Board of Directors as an observer as may be requested by the Company’s Chairman.

i.              The Company understands and recognizes that Consultant provides consulting services on various food, beverage, nutrition and other products and that the Consultant may engage in other activities as an employee of or consultant to other parties; provided, however, that without the written consent of the Company, Consultant agrees that during the Term of this Agreement, neither Consultant nor Mr. David Gustin will provide consulting or employment services to (a) a Listed Company (as defined in Exhibit A), nor (b) to any other third party involving any area that competes with (i) a Development Concept, Approved Development Project or Development Project or (ii) other product categories or businesses specifically agreed to by the parties in writing.

2.                                       Compensation.

a.             The Company will pay Consultant $350,000 per twelve-month period (the “Annual Consultant Fee”), to be paid on a quarterly basis within 45 days following the end of each of the Company’s fiscal quarters during the Term.  To the extent any royalties are due to Consultant during the twelve-month period immediately following the Effective Date or during any subsequent annual period, up to $175,000 of the Annual Consultant Fee will be credited towards such royalty payments during the corresponding annual period.

b.             The Consultant and the Company will maintain a written Royalty Product List, which will contain two categories of products: “Existing Royalty Products” and “New Royalty Products” (collectively referred to as “Royalty Products”).  Royalty Products can be defined as a group of products or products under a particular product or brand name.

c.             The measurement period for paying royalties on Royalty Products (the “Royalty Period”) will be five years, with each twelve-month period being referred to as a “Royalty Year” and the first twelve-month period being referred to as “Royalty Year 1,” the second twelve-month period being referred to as “Royalty Year 2,” etc.  The Royalty Period (and thus Royalty Year 1) will commence with the month in which a Royalty Product is first shipped to third party customers for sale.

d.             For any royalty compensation to be paid to Consultant, the Contribution Margin (as defined in Exhibit A) for a Royalty Product at the time of any royalty calculation must be at least equal to an average of the Contribution Margin Percentage (as defined in Exhibit A) measured over the last twelve months (or such shorter time as available during Royalty Year 1).

e.             If any Approved Development Concept identified, developed and brought forward by Consultant is converted into a Development Project within three years of the Development Concept Approval Date, then the royalty provisions shall apply to the Royalty Products set forth in the initial Approved Development Concept (even if the consulting agreement has terminated and Consultant no longer has a consulting relationship with the Company).

f.              For each Existing Royalty Product, Consultant and the Company will add to the Royalty Product List a Base Sales Amount for each Roayalty Year (e.g., Royalty Year 1 Base Sales Amount, Royalty Year 2 Base Sales Amount, etc.).  The Base Sales Amount for any Royalty Year will be equal to actual Net Sales (as defined in Exhibit A) for such Existing Royalty Product for the twelve months immediately preceding the commencement of that Royalty Year.  For each Existing Royalty Product, the Company will pay Consultant compensation in the amount of two percent (2%) of the increase in Net Sales for the applicable Royalty Year over the Base Sales Amount for that Royalty Year.

Example:               If Net Sales for an Existing Royalty Product in Royalty Year 1 are $35 million and the related Royalty Year 1 Base Sales Amount is $30 million, Consultant’s compensation relating to that Existing Royalty Product for Royalty Year 1 will accrue in the amount of $100,000 (2% x $5 million).  If Net Sales for that Existing Royalty Product in Royalty Year 2 are $45 million and the related Royalty Year 2 Base Sales Amount is $35 million, Consultant’s compensation relating to that Existing Royalty Product for Royalty Year 2 will accrue in the amount of $200,000 (2% x $10 million).

g.             For each New Royalty Product, the Company will pay Consultant compensation in the amount of three percent (3%) of the Net Sales for that New Royalty Product for each Royalty Year during the Royalty Period; provided, however, that no royalty amounts will be due Consultant for a Royalty Year if Net Sales of that New Royalty Product for a particular Royalty Year are less than $10 million.

Example:               If Net Sales for a New Royalty Product in Royalty Year 1 are $6 million, no royalty amounts are due Consultant for that New Royalty Product.

Example:               If Net Sales for a New Royalty Product in Royalty Year 1 are $12 million, Consultant’s compensation relating to that New Royalty Product for Royalty Year 1 will accrue in the amount of $360,000 (3% x $12 million).  If Net Sales for that New Royalty Product in Royalty Year 2 are $15 million, Consultant’s compensation relating to that New Royalty Product for Royalty Year 2 will accrue in the amount of $450,000 (3% x $15 million).

h.             Net royalties due Consultant during a given fiscal quarter will be paid within 45 days following the end of such quarter.

i.              The Company will reimburse Consultant for reasonable direct and incidental expenses properly incurred in performing its consulting services pursuant to the Agreement (e.g., travel and related expenses, packaging expenses, etc.) and consistent with the Company’s usual reimbursement policies and procedures.  All other expenses must be pre-approved by the Company (e.g., the hiring of design experts, utilization of third party packaging resources, etc.).

j.              Consultant shall pay, when and as due, any and all taxes as a result of the Consultant’s receipt of the remuneration described in this Agreement, including estimated taxes, and provide its own benefits and insurance.

3.                                       Term and Termination.

a.             Unless otherwise terminated or extended in accordance herewith, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall expire two years from the date thereof.  The Term may be extended for one additional year by the written mutual agreement of both parties.

b.             Either party may terminate this Agreement without cause and for any reason whatsoever upon 90 days’ written notice to the other party.

4.                                       Confidential and Proprietary Information.

a.             Except as otherwise required by Consultant’s duties for the Company, Consultant shall maintain in strict confidence and shall not directly, indirectly or otherwise, use, publish, disclose or disseminate, or use for Consultant’s benefit or the benefit of any person, firm, corporation or entity, any Confidential Information of or relating to the Company or its affiliates (or which the Company or its affiliates has a right to use).  For purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its parents, subsidiaries and affiliates, whether in oral, written or graphical form or obtained by observation or otherwise, whether or not legended or otherwise identified as confidential or proprietary information, and whether or not discovered or developed by Consultant or known or obtained by Consultant as a consequence of Consultant’s performance of services with the Company.  Confidential Information shall include, without limitation, all scientific, technical, process, method or commercial data, information or know-how, customer lists, pricing data, sources of supply and related supplier and vendor information, purchasing, operating or other cost data, manufacturing methods, quality control information, regulatory information, financial data, trade secrets, formulas, product development information and plans, Inventions, intellectual property, samples and all information regarding pricing, business plans, expansion or acquisition plans, product lines, methods of business operation and the general business operations and financial information regarding the Company. As used in this Agreement, the term “Inventions” means designs, trademarks, discoveries, developments, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including, without limitation, all rights to obtain, register, perfect and enforce these proprietary interests.

b.             Consultant agrees and acknowledges that (i) all Confidential Information and Inventions are owned by the Company or its affiliates and no rights in the Confidential Information or Inventions have been or will be granted to otherwise acquired by Consultant, and (ii) by this Agreement Consultant hereby assigns to the Company or its designee, all of its right, title and interest in and to any and all Inventions, original works of authorship, concepts, improvements, trademarks, trade names or trade secrets, whether or not patentable or registrable under trademark, copyright or similar laws, which it solely or jointly conceives, develops, authors or reduces to practice, or causes to be conceived, developed, authored or reduced to practice during the period of any consulting services with the Company.

c.             All documents and material pertaining to the Company or the consulting services made by the Consultant or that come into the possession of the Consultant during the term of this Agreement are and shall remain the property of the Company.  Upon expiration of this Agreement, or upon earlier request of the Company, the Consultant shall deliver to the Company all such documents and materials in the Consultant’s possession or control, in addition to all forms of Confidential Information, and the Consultant shall not allow a third party to take any of the foregoing.

5.                                       Acquisition Matters.

a.             Consultant may present potential acquisition candidates (each, an “Acquisition Target”) to the Company for review.  If the Company does not enter into discussions with the Acquisition Target or its representatives (including its attorneys, accountants, bankers or other agents) within 90 days, Consultant will have the right to pursue the Acquisition Target itself or present the Acquisition Target to other parties.

b.             Notwithstanding anything in this Agreement to the contrary, Excluded Companies (as defined in Exhibit A) will not be considered an Acquisition Target at any time and no Fees (as defined below) pursuant to this Agreement will apply to any transaction between the Company and any Excluded Company.

c.             If the Company and an Acquisition Target consummate a Transaction (as defined in Exhibit A) within one year of the date the Acquisition Target is presented to the Company by Consultant, then the Company will pay Consultant a finder’s fee (the “Fee”) in the amount of one percent (1%) of the Value of the Transaction (as defined in Exhibit A); provided, however, that no Fees will be due and owing to Consultant if the Company has held discussions or negotiations with the Target Company regarding acquisition, merger, consolidation, tender offer or similar transactions within the twelve months prior to the date the Acquisition Target is presented to the Company by Consultant.  If, in connection with the evaluation of a Transaction, the Company and Consultant agree to an Approved Development Concept regarding the business of the Acquisition Target, the royalty provisions regarding Existing Royalty Products will apply to that Development Project.

6.             Entire Agreement.  The Agreement constitutes the entire agreement of the parties and supersedes all prior agreements, promises, representations and understandings.

7.             Equitable and Non-Exclusive Remedies.  Consultant agrees that money damages would not be a sufficient remedy for any breach of Section 4 of this Agreement and that the Company shall be entitled to seek specific performance and immediate injunctive or equitable relief as a remedy for any such breach and agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

8.             Choice of Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah, excluding any conflict of laws principles or any other provision or interpretation of such laws that would call for, or permit, the application of the laws of any other state or jurisdiction, and any dispute arising from this Agreement and the remedies available shall be determined solely in accordance with such internal laws.

9.             Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.           Amendment and Waiver.  This Agreement may be amended, modified, superseded, cancelled, renewed, extended or waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver by the party waiving compliance.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this agreement.

11.           Notices.  All notices, requests or consent required or permitted under this Agreement shall be in writing and shall be given to the other party by personal delivery, overnight air courier or facsimile transmission, sent to such party’s address or telecopy number as is set forth below such party’s signature hereto.  Each such notice, request or consent shall be deemed effective upon receipt.

12.           Attorneys’ Fees.  In the event that either party seeks to enforce its right under this Agreement, the prevailing party shall be entitled to recover reasonable fees (including attorneys’ fees), costs and other expenses incurred in connection therewith, including the fees, costs and expenses of appeals.

13.           Headings.  The headings of the sections of this Agreement have been inserted for convenience and reference only and do not constitute a part of this Agreement.

14.           Survival.  Sections 4, and 7 through 12 shall survive the termination of this Agreement.

15.           Arbitration.  Consultant and the Company hereby agree that any suit, dispute, claim, demand, controversy or cause of action arising from or related to this Agreement shall be submitted for binding arbitration under the rules of the American Arbitration Association then in effect, except for such matters addressed in Section 7 above, for which the Company may seek injunctive relief and any or all other remedies applicable at law or in equity in any court of appropriate jurisdiction.  Unless the parties specifically agree otherwise in each instance, the arbitration proceedings shall take place in Salt Lake City, Utah.  Judgment on such award may be entered in any court of appropriate jurisdiction, or application may be made to that court for a judicial acceptance of the award and an order of enforcement, as the party seeking to enforce that award may elect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

	By:	/s/Bruce J. Wood

Its: President and Chief Executive Officer

Address for Notices:

2002 South 5070 West
Salt Lake City, Utah 84104
Attention: General Counsel
Facsimile: (801) 975-1924

CONSULTANT:

	By:	David J. Gustin

Its: Principal

Address for Notices:

Facsimile: